Exhibit 10.1
April 7, 2026

Uri Weinberg
6340 Baar, Zug Switzerland

Subject: Chief Medical Officer Assignment
Dear Uri,
On behalf of Novocure GmbH, we would like to thank you for your willingness to assume the role of Chief Medical Officer while concurrently performing your responsibilities as Chief Innovation Officer. Your readiness to take on this expanded scope of leadership reflects your strong commitment to the company and its mission.

In recognition of the additional responsibilities associated with this additional assignment, you will receive a monthly stipend of CHF 5,000 per month (gross) for the duration of the assignment. This increase is solely connected to the additional assignment. For avoidance of doubt, this additional amount will not be included when calculating your annual incentive payment (AIP). All other terms and conditions of your employment remain unchanged.

Acknowledgment
Please sign below to confirm your acceptance of the Chief Medical Officer assignment and the compensation terms outlined above.

Sincerely,
Novocure GmbH

/s/ Frank Leonard                      8 April 2026
Frank Leonard                         Date

/s/ Uri Weinberg                      8 April 2026
Uri Weinberg                             Date